SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Elecsys Corporation
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Item 8.01.	Other Events.

LITIGATION UPDATE

On December 23, 2014, Elecsys Corporation (“Elecsys”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”), dated December 23, 2014, for the special meeting of Elecsys stockholders scheduled to be held on January 22, 2015 (the “Special Meeting”) to approve the Agreement and Plan of Merger, dated as of November 4, 2014, by and among Elecsys, Lindsay Corporation (“Lindsay”), and Matterhorn Merger Sub (“Merger Sub”).

As previously disclosed in the Definitive Proxy Statement, three purported class action complaints relating to the merger have been filed in District Court of Johnson County, Kansas on behalf of putative classes of Elecsys’ public stockholders.  The complaints name as defendants the members of the Elecsys Board of Directors, Elecsys, Lindsay and Merger Sub.  The complaints generally allege that members of the Elecsys Board of Directors breached their fiduciary duties to Elecsys’ stockholders by, among other things, omitting information alleged to be material to stockholders and that the other defendants aided and abetted that breach.  The cases were subsequently consolidated by court order dated January 7, 2015.

Elecsys believes these lawsuits are without merit and no further disclosure is required to supplement the Definitive Proxy Statement under any applicable rule, statute, regulation or law. However, to eliminate the burden, expense and uncertainties inherent in such litigation, on January 14, 2015, Elecsys and the defendants entered into a memorandum of understanding (the “Memorandum of Understanding”) regarding settlement of the consolidated complaint. The Memorandum of Understanding outlines the terms of the parties’ agreement in principle to settle and release all claims that were or could have been asserted in the consolidated complaint.  In consideration for such settlement and release, the parties to the consolidated complaint have agreed that Elecsys will make certain supplemental disclosures to the Definitive Proxy Statement, all of which are set forth below. The Memorandum of Understanding contemplates that the parties will attempt in good faith to agree promptly upon a stipulation of settlement to be submitted to the District Court of Johnson County, Kansas for approval at the earliest practicable time. The stipulation of settlement will be subject to customary conditions, including confirmatory discovery and approval by the court, which will consider the fairness, reasonableness and adequacy of such settlement. Under the terms of the proposed settlement, following final approval by the court, the action will be dismissed with prejudice. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, or if the merger is not consummated for any reason, the proposed settlement will be null and void and of no force and effect.

The settlement will not affect the timing of the Special Meeting or the amount of merger consideration to be paid to stockholders of Elecsys in the proposed merger.

SUPPLEMENTAL DISCLOSURES

In the Memorandum of Understanding, Elecsys has agreed to make these supplemental disclosures to the Definitive Proxy Statement. These supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.   Defined terms used but not otherwise defined herein have the meanings ascribed to those terms in the Definitive Proxy Statement.  Without admitting in any way that the disclosures below are material or otherwise required by law, Elecsys makes the following amended and supplemental disclosures:

1.  The following disclosure is inserted after the first sentence of the sixth full paragraph on page 29 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Background of the Merger.”

The special committee recognized that it would be helpful to the process to engage counsel to assist in responding to the acquisition proposal from Lindsay.

2.  The following disclosure is inserted after the final full paragraph on page 29 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Background of the Merger.”

The special committee considered, prior to entering into the exclusivity agreement, whether to seek out other parties interested in a possible transaction. The special committee determined that such action might cause Lindsay to terminate discussions with Elecsys and lose for the stockholders of Elecsys the benefit of a transaction with Lindsay.

3.  The following disclosure is inserted after the penultimate full paragraph on page 30 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Background of the Merger.”

At the request of the special committee, Mr. Gemperli attended many of the meetings of the special committee.  The special committee believed that Mr. Gemperli’s knowledge of Elecsys and insight about Lindsay (resulting from his interactions with Lindsay’s management in the weeks leading up to the receipt of Lindsay’s initial offer) would be relevant to the deliberations of the special committee.  When requested by the special committee, Mr. Gemperli was able to provide factual information, answer questions about both Elecsys and Lindsay, and advise the special committee regarding to whom at Lindsay communications should be directed during negotiation of the merger agreement.  Mr. Gemperli did not vote on any resolutions passed by the special committee.

4.  The following disclosure is inserted after the first full paragraph on page 37 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Opinion of CC Capital Advisors.”

CCCA has not previously performed any services for Lindsay.

5.  The following disclosure supplements and restates all of the disclosure under the heading “Peer Group Analysis” beginning on page 37 and continuing on page 38 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Opinion of CC Capital Advisors.”

CCCA compared certain financial information of Elecsys with corresponding financial information for selected publicly traded M2M and EMS companies that CCCA deemed appropriate. CCCA selected companies for its Peer Group Analysis by evaluating companies Elecsys deemed most comparable, and after conducting its own research of publicly traded EMS and M2M companies, according to the following criteria: products and services similar to Elecsys; small to mid-cap size; liquid stocks traded on major US/Canada exchanges. The companies reviewed in connection with this analysis are included in the summary table below.  CCCA reviewed, among other data, enterprise value as a multiple of revenue, enterprise value as a multiple of EBITDA, and price-to-earnings multiples. CCCA used, among other relevant data points, the range of multiples derived from the selected public companies’ enterprise value to EBITDA ratio multiplied times the last twelve months (LTM) EBITDA for Elecsys to compute a range of equity values. The individually observed multiples for the selected companies are set forth below.  The derived range of equity values for Elecsys using multiples of EBITDA was $8.09 to $13.27 per share. CCCA then used the range of multiples derived from the selected public companies’ price-to-earnings ratio multiplied times the LTM net earnings for Elecsys to compute a range of equity values.  The derived range of equity values for Elecsys using multiples of earnings was from $8.38 to $13.72 per share. CCCA then used the range of multiples derived from the selected companies’ enterprise value to revenue ratio multiplied times Elecsys’ LTM revenue to compute a range of equity values. The derived range of equity values for Elecsys using enterprise value as a multiple of revenue was from $3.50 to $5.62 per share. The ranges of implied per share equity values for Elecsys were compared to the closing price of Elecsys common stock of $9.57 on November 4, 2014, the day on which Globe Newswire reported after market close that Elecsys was being acquired by Lindsay, causing the price of Elecsys common stock to rise 80.3% the following day, and the merger consideration of $17.50 per share.

EMS:

Company	TTM P/E	TTM EV/Rev	TTM EV/EBITDA
Benchmark Electronics	10.4	.31	5.8
Celestica	15.0	.25	6.4
Flextronics	13.0	.26	6.2
Jabil Circuit	NM	.31	6.1
Plexus	16.2	.54	8.1
Sanmina	11.1	.35	7.0

	EV/Revenue	EV/EBITDA	P/E
Median LTM Multiples	.3x	6.3x	13.0x
Implied Merger Multiples	2.3x	15.3x	28.6x

M2M:

Company	TTM P/E	TTM EV/Rev	TTM EV/EBITDA
Acorn Energy	NM	.84	NM
CalAmp Corp.	NM	2.72	22.8
Digi International	NM	.61	16.0
EnerNOC	22.5	.84	6.7
PCTEL	NM	.84	12.1
Sierra Wireless	NM	1.48	NM
USA Technologies	NM	1.45	10.4

	EV/Revenue	EV/EBITDA	P/E
Median LTM Multiples	.8x	12.1x	22.5x
Implied Merger Multiples	2.3x	15.3x	28.6x

Blended Peer Group Analysis Implied Price per Share
	Low	High
EV/Revenue (LTM)	$3.50	$5.62
EV/EBITDA (LTM)	$8.09	$13.27
P/E (LTM)	$7.07	$11.53

To derive the multiples used in the Blended Peer Group Analysis, CCCA used the Peer Group median multiples to calculate implied prices per share. To create ranges of values, CCCA used 75% of the median multiples up to 125% of the median multiples.  The EMS and M2M Peer Groups were blended 50/50 in accordance with Elecsys’ approximate revenue mix.  Nearly all companies included in the Peer Group Analysis are larger than Elecsys with respect to both revenue and market cap.  CCCA did not apply a discount for lack of marketability in its analysis.

6.  The following disclosure is inserted after the table labeled “EMS Precedent Transactions” on page 39 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Opinion of CC Capital Advisors.”

The individually observed multiples from each of the selected transactions is as follows:

EMS:

Target / Acquiror	TTM P/E	TTM EV/Rev	TTM EV/EBITDA
Viasystems Group / TTM Technologies	NM	.83	7.8
Ayrshire Electronics / Key Tronic Corp.	N/A	.39	N/A
Measurement Specialties / TE Connectivity Ltd.	46.4	3.52	20.9
AVIA Technologies / Premier Farnell	N/A	1.53	N/A
Beckwood Services / Sparton Corp.	12.6	.81	N/A
- CTS Electronics Manufacturing Solutions, Inc. / Benchmark Electronics	N/A	3.33	N/A
- Molex Incorporated / Koch Industries	26.8	1.99	12.0
- Lightworks Optics, Inc. / II-VI Inc.	N/A	1.82	N/A
- Onyx EMS, LLC / Sparton Corp.	27.0	1.00	11.6
- DDI Corp. / Viasystems Group	11.5	1.12	8.3
- Pinnacle Data Systems Inc. / Avnet Integrated Resources	11.1	.78	12.7
- ZF Array Technology, Inc. / SMTC Corporation	N/A	N/A	3.8
- ComSource, Inc. / Globecomm Systems	N/A	1.81	N/A
- LaBarge, Inc.	17.1	1.02	8.9

M2M:

Target / Acquiror	TTM P/E	TTM EV/Rev	TTM EV/EBITDA
- ViryaNet Ltd / Verisae, Inc.	- 16.3	1.55	N/A
- Aastra Technologies Ltd. / Mitel Networks Corporation	- 21.9	.64	8.3
- Anaren, Inc. / Veritas Capital	- 25.9	2.36	13.8
- Enterasys Networks, Inc. / Extreme Networks Inc.	- NM	.82	10.5
- Telular Corporation / Avista Capital Holdings, L.P.	- N/A	N/A	12.6
- Tii Network Technologies, Inc. / Kelta, Inc.	- N/A	N/A	13.1
- EMS Technologies, Inc. / Honeywell International Inc.	- 32.1	1.58	14.6
- Intellicom Innovation AB / HMS Networks AB	- N/A	.73	N/A

7.  The following disclosure is inserted after the table labeled “Precedent Transactions Analysis Implied Price per Share” on page 39 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Opinion of CC Capital Advisors.”

CCCA used the Precedent Transaction median multiples to derive the Precedent Transactions Analysis Implied Price Per Share amounts.  To create ranges of values, CCCA used 75% of the median multiples up to 125% of the median multiples.  The EMS and M2M Precedent Transactions were blended 50/50 in accordance with Elecsys’ approximate revenue mix.  Most of the target companies included in the Precedent Transaction Analysis are larger than Elecsys with respect to both revenue and market cap.  CCCA did not apply a discount for lack of marketability in its analysis.

8.  The following disclosure supplements and restates the disclosure in the paragraph under the heading “Discounted Cash Flow” on page 40 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Opinion of CC Capital Advisors.”

CCCA performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, after-tax, free cash flows that the stand-alone Elecsys could generate over the period from the fiscal year ending April 30, 2015 through the fiscal year ending April 30, 2019 based on internal estimates provided to CCCA by Elecsys.  CCCA calculated a range of terminal values for Elecsys by applying a range of EBITDA exit multiples, which ranged from 7x – 11x, derived from selected public companies, as well as terminal values using a range of projected perpetual growth rates, which ranged from 2%-6%. The cash flows and terminal values were then discounted to present value using after-tax discount rates from 10.5% to 12.5%, based on CCCA’s estimate of Elecsys’ weighted average cost of capital, which included, among other things, an analysis of the selected companies under the "Peer Group Analysis" described above. The forecasted unlevered after-tax free cash flows and terminal values were discounted to November 1, 2014. The derived range of equity values for Elecsys using discounted cash flow was from $9.38 to $15.70 per share. These ranges of value were then compared to the Merger consideration of $17.50 per share for Elecsys stockholders.

9.  The following disclosure supplements and restates the second full paragraph on page 42 of the Definitive Proxy Statement, which is under the heading “The Merger Proposal (Proposal 1) – Opinion of CC Capital Advisors.”

The financial projections reflect various estimates and assumptions made by Elecsys, all of which are difficult to predict and many of which are beyond Elecsys’ control, including, among others, the following assumptions

•	M2M annual revenue growth of 17%;
•	EMS annual revenue growth of 2.5%;
•	Increased sales, general and administrative (SG&A) expenses such that SG&A expenses, including research and development costs, will increase at a slightly lower rate than revenue; and
•	Capital expenditures of $3.6 million for a plant expansion in fiscal years 2015 and 2016, and annual maintenance capital expenditures ranging from $0.5 million to $0.7 million.”

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger between Elecsys and Merger Sub. In connection with the proposed merger, Elecsys filed the Definitive Proxy Statement with the SEC on December 23, 2014.   BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement was mailed to the stockholders of Elecsys on or about December 29, 2014.  Stockholders of Elecsys may obtain a copy of the Definitive Proxy Statement free of charge by directing a request to: Elecsys Corporation, 846 N. Mart-Way Court, Olathe, Kansas 66061, Attention: Investor Relations. In addition, the Definitive Proxy Statement is available free of charge at the SEC’s website, www.sec.gov.

Participants in the Solicitation

Elecsys and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding the directors and executive officers of Elecsys is available in Elecsys’ proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on August 15, 2014.  These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at: Elecsys Corporation, 846 N. Mart-Way Court, Olathe, Kansas 66061, Attention: Investor Relations.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on Elecsys’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results to differ from such statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger agreement; the failure to receive, on a timely basis or otherwise, the required approvals by Elecsys’ stockholders and government or regulatory agencies; the risk that a closing condition to the proposed merger may not be satisfied; risks related to the disruption of management’s attention from Elecsys’ ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on Elecsys’ relationships with its customers, suppliers and service providers; and other economic, business, competitive, and regulatory factors affecting the businesses of Elecsys generally, including those set forth in the filings of Elecsys with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Elecsys assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.